QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

August 23, 2005

Pliant Corporation
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173

RE:	Registration Statement on Form S-1 for 11 5/8% Senior Secured Notes due 2009 (the "Notes")

Ladies and Gentlemen:

        We have acted as special counsel to Pliant Corporation, a Utah corporation (the "Company"), and each of the subsidiaries of the Company set forth on the attached Exhibit A (the "Note Guarantors") in connection with the Registration Statement on Form S-1 (the "Registration Statement"), filed on the date hereof by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

        The prospectus that is part of the Registration Statement will only be used by J.P. Morgan Securities Inc., the Company's affiliate, in connection with offers and sales related to market-making transactions of an indeterminate amount of the Company's Notes and the related guarantees of the Notes by the Note Guarantors (individually, a "Guarantee" and, collectively, the "Guarantees"). The Notes and related Guarantees have been issued pursuant to an amended and restate Indenture, dated as of May 6, 2005, among the Company, the Guarantors and Wilmington Trust Company, as trustee.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Note Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Note Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company, the Note Guarantors and others. We have also assumed and, in the case of Uniplast Industries Co., have relied solely upon the opinion of Stewart McKelvey Stirling Scales, dated April 27, 2004 and May 4, 2005, to the effect that each of the Note Guarantors has the power and authority to enter into and perform its obligations under its Guarantee, and that neither entering into nor performing its Guarantee is in contradiction of the applicable laws of the jurisdiction of formation of the respective Note Guarantors. As to the due incorporation and good standing of the Note Guarantors in their respective jurisdictions, we have relied upon certificates of public officials in those jurisdictions.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that (i) the Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees constitute the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        Our opinions as herein expressed are subject to the following qualifications and limitations:

        (1)   Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

        (2)   Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of remedies, covenants or other provisions of the Indentures, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America and the present laws of the State of New York (excluding local laws). We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern. We note that the enforceability of the Guarantees may be governed in part by the laws of the jurisdictions under which each of the Guarantors is formed. Because we are not admitted to practice in each such jurisdiction, with your consent, we have assumed for purposes of our opinion that the laws of these jurisdictions with respect to enforceability are not materially different than the laws of the State of New York.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts which we become aware of after the date hereof.

        This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without our express written consent. However, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Sonnenschein Nath & Rosenthal LLP
SONNENSCHEIN NATH & ROSENTHAL LLP

EXHIBIT A

Name	Jurisdiction of Incorporation or Organization
Pliant Corporation International	Utah
Pliant Film Products of Mexico, Inc.	Utah
Pliant Solutions Corporation	Utah
Pliant Packaging of Canada, LLC	Utah
Uniplast Holdings Inc.	Delaware
Uniplast U.S., Inc.	Delaware
Uniplast Industries Co.	Nova Scotia

QuickLinks

  EXHIBIT 5.1
[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]
EXHIBIT A